As filed with the Securities and Exchange Commission on December 18, 2018

Registration No. 333- _________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_________________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

_________________

Aeon Global Health Corp.

(Exact name of Registrant as specified in its charter)

_________________

Delaware	14-1673067
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2225 Centennial Drive

Gainesville, GA 30504

1 (888) 661-0225

 (Address, including zip code, and telephone number, including area code, of principal executive offices)

_________________

2011 Omnibus Equity Incentive Plan, as amended

(Full title of the Plan)

_________________

Hanif A. Roshan

Chief Executive Officer

2225 Centennial Drive

Gainesville, GA 30504

(Name and Address of Agent for Service)

1 (888) 661-0225

(Telephone Number, Including Area Code, of Agent for Service)

_________________

Copies to:

Victor J. DiGioia, Esq.

Michael A. Goldstein, Esq.

Becker & Poliakoff, LLP

45 Broadway

New York, New York 10006

(212) 599-3322

_________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount of Shares to be Registered (1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $0.001 per share	90,000	(2)	$0.60	(3)	$54,000	$6.54
Common Stock, par value $0.001 per share	257,143	(4)	$0.555	(6)	$142,714	$17.30
Common Stock, par value $0.001 per share	2,652,857	(5)	$0.555	(6)	$1,472,335	$178.45
Total	3,000,000				$1,669,049	$202.29

(1)

On December 6, 2018, an additional 3,000,000 shares of common stock were authorized for issuance under Aeon Global Health Corp.’s 2011 Omnibus Equity Incentive Plan, as amended (the “Plan”), in accordance with the provisions of the Plan. This Registration Statement covers such additional shares of common stock. Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement shall also cover any additional shares of common stock which become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of the Registrant’s common stock.

(2)	Represents 90,000 shares of the Registrant’s common stock subject to outstanding options granted under the Plan.

(3)

This estimate is made pursuant to Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee. For the shares of common stock reserved for issuance upon the exercise of outstanding awards granted under the Plan, the Proposed Maximum Offering Price Per Share is $0.60 per share, which is the weighted average exercise price of outstanding awards granted under the Plan.

(4)	Represents 257,143 shares of the Registrant’s common stock subject to outstanding restricted stock units granted under the Plan.

(5)	Represents shares of the Registrant’s common stock available for future issuance under the Plan from the additional shares authorized for issuance under the Plan, as described in Note 1, above.

(6)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h). The Proposed Maximum Offering Price Per Share is based on the average of the high ($0.60) and low ($0.51) prices for the Registrant’s common stock reported on the Over the Counter Bulletin Board on December 13, 2018.

PART I

Information Required in the Section 10(a) Prospectus

Explanatory Note

This Registration Statement on Form S-8 is being filed for the purpose of registering an aggregate of 3,000,000 additional shares of common stock of the Registrant to be issued pursuant to the Registrant’s 2011 Omnibus Equity Incentive Plan, as amended (the “Plan”). At the Registrant’s Annual Meeting of Stockholders held on December 6, 2018, the Registrant’s stockholders approved an amendment to the Plan to increase the number of shares of common stock that may be issued pursuant to awards under the Plan by 3,000,000 shares and the Registrant is filing the present Registration Statement in connection with such amendment to the Plan. The additional shares registered hereby are in addition to the shares of common stock of the Registrant authorized for issuance under the Plan which were registered pursuant to previous registration statements on Form S-8. The contents of the previous registration statements on Form S-8 filed by the registrant with the Securities and Exchange Commission on January 31, 2012 (Registration No. 333-179269), July 10, 2014 (Registration No. 333-197346) and December 7, 2017 (Registration No. 333-221943) are incorporated by reference into this registration statement pursuant to General Instruction E to Form S-8 regarding registration of additional securities.

Item 1. Plan Information.

Item 2. Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

The Commission allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this Registration Statement, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the following documents we have filed, or may file, with the Commission:

(1)     Our Annual Report on Form 10-K for the fiscal year ended June 30, 2018 filed with the Commission under the Securities Act on September 25, 2018;

(2)     All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by Registrant’s latest annual report referred to in (1) above; and

(3)     The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on April 17, 2000.

All documents subsequently filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities covered hereby then remaining unsold, are deemed to be incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents.

Any information that we later file with the Commission will automatically update and supersede the information and statements contained in a document incorporated or deemed to be incorporated by reference herein. Any such information or statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute part of this Registration Statement. Under no circumstances will any information filed under items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. Section 145 of the DGCL also provides that expenses (including attorneys’ fees) incurred by a director or officer in defending an action may be paid by a corporation in advance of the final disposition of an action if the director or officer undertakes to repay the advanced amounts if it is determined such person is not entitled to be indemnified by the corporation. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit.

Our Certificate of Incorporation limits the liability of our directors and provides that our directors will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for: (i) breach of a director’s duty of loyalty, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) the unlawful payment of a dividend or an unlawful stock purchase or redemption, and (iv) any transaction from which a director derives an improper personal benefit. Our Certificate of Incorporation also provides that we shall indemnify our directors to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware. In addition, our bylaws provide that we shall indemnify our directors to the fullest extent authorized under the laws of the State of Delaware. Our bylaws also provide that our Board of Directors shall have the power to indemnify any other person that is a party to an action, suit or proceeding by reason of the fact that the person is an officer or employee of our company. We have an insurance policy that insures our directors and officers, within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been directors or officers.

We have entered into indemnification agreements with each of our non-employee directors that require us to indemnify these persons against expenses, witness fees, damages, judgments, fines and settlement amounts incurred by the director in any action or proceeding, whether actual, pending or threatened, subject to certain limitations, to which any of these people may be made a party by reason of the fact that he or she is or was serving as our director or officer or is or was serving or at any time serves at our request as a director, officer, employee or other agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. Our employment agreements with our executive officers also require us to indemnify such persons, to the full extent permitted by law, from and against any and all claims arising from or related to their employment by us.

Insofar as indemnification for liabilities arising under the Securities Act, is permitted for our directors, officers or controlling persons, pursuant to the above mentioned statutes or otherwise, we understand that the SEC is of the opinion that such indemnification may contravene federal public policy, as expressed in the Securities Act, and therefore, is unenforceable. Accordingly, in the event that a claim for such indemnification is asserted by any of our directors, officers or controlling persons, and the SEC is still of the same opinion, we (except insofar as such claim seeks reimbursement from us of expenses paid or incurred by a director, officer of controlling person in successful defense of any action, suit or proceeding) will, unless the matter has theretofore been adjudicated by precedent deemed by our counsel to be controlling, submit to a court of appropriate jurisdiction the question whether or not indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit	Description

4.1	2011 Omnibus Equity Incentive Plan, as amended (incorporated by reference herein to Exhibit A to the Company's definitive Proxy Statement dated October 26, 2018).

5.1	Opinion of Becker & Poliakoff, LLP

23.1	Consent of Rosenberg Rich Baker Berman, P.A. independent registered public accounting firm

23.2	Consent of Becker & Poliakoff, LLP (included in Exhibit 5.1 hereto)

24.1	Power of Attorney (included on the signature page to this Registration Statement)

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement,

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)  to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 (§239.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by us pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement, relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Gainesville, State of Georgia, December 18, 2018.

Aeon Global Health Corp.

By:	/s/ Hanif A. Roshan
Hanif A. Roshan
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Hanif A. Roshan, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

NAME	TITLE	DATE

/s/ Hanif A. Roshan	Chief Executive Officer, Interim Chief Financial Officer and Chairman of the Board	December 18, 2018
Hanif A. Roshan	(Principal Executive and Financial Officer)

/s/ Charles C. Lucas III	Director	December 18, 2018
Charles C. Lucas III

/s/ Mustafa C. Chagani	Director	December 18, 2018
Mustafa C. Chagani

/s/ Varinder Rathore, M.D.	Director	December 18, 2018
Varinder Rathore, M.D.

INDEX TO EXHIBITS

Exhibit	Description

4.1	2011 Omnibus Equity Incentive Plan, as amended (incorporated by reference herein to Exhibit A to the Company's definitive Proxy Statement dated October 26, 2018).

5.1	Opinion of Becker & Poliakoff, LLP

23.1	Consent of Rosenberg Rich Baker Berman, P.A. independent registered public accounting firm

23.2	Consent of Becker & Poliakoff, LLP (included in Exhibit 5.1 hereto)

24.1	Power of Attorney (included on the signature page to this Registration Statement)